SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                ----------

                                FORM 8-A/A
                              AMENDMENT NO. 2

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                                ADT LIMITED
          ------------------------------------------------------
          (Exact name of registrant as specified in its charter)

           BERMUDA                             Not applicable
------------------------------               -------------------
(Jurisdiction of incorporation                 (IRS Employer
      or organization)                       Identification No.)


              Cedar House
           41 Cedar Avenue
         Hamilton HM12, Bermuda                  Not applicable
-----------------------------------------        --------------
(Address of principal executive offices)*          (Zip Code)

         * ADT Limited maintains its registered and principal executive offices at Cedar House, 41 Cedar Avenue, Hamilton HM12 Bermuda. The executive offices of the subsidiary that supervises ADT Limited's subsidiaries' activities in North America are located at 1750 Clint Moore Road, Boca Raton, Florida 33431. The telephone number there is (561) 988-3600.

           Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class   Name of each exchange on which
         to be so registered   each class is to be registered
         -------------------   ------------------------------
           Series A First      New York Stock Exchange
           Preference Share
           Purchase Rights

     Securities to be registered pursuant to Section 12(g) of the Act:
                                   None
                        --------------------------
                             (Title of Class)



       Item 1.  Description of Registrant's Securities to be Registered.

       The prior Description of Registrant's Securities to be Registered in Amendment No. 1 to this Form 8-A, dated March 3, 1997, is hereby incorporated by reference herein, and is amended by adding the following to the end of the prior description:

       The Company entered into an Agreement and Plan of Merger, dated as of March 17, 1997, (the "Merger Agreement") among the Company, Limited Apache, Inc., a Massachusetts corporation and a direct, wholly owned subsidiary of the Company ("Merger Subsidiary"), and Tyco International Ltd., a Massachusetts corporation, ("Tyco") whereby Merger Subsidiary will merge with and into Tyco (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement.

       On July 2, 1997, the Rights Agreement was amended by the Second Amendment to Rights Agreement, dated as of July 2, 1997 (the "Second Amendment"), a copy of which is attached as an exhibit hereto. The Second Amendment was effected (i) to reflect the fact of a reverse stock split of the Company's Common Shares contemplated by the Merger Agreement by changing the definition of "Common Shares" to refer, from and after the effectiveness of the Reverse Stock Split (as defined in the Merger Agreement), to the common shares of the Company, par value $0.20, as adjusted by the Reverse Stock Split and (ii) to affirmatively provide that no Distribution Date shall occur and no person shall become an Acquiring Person under the Rights Agreement, as amended, by reason or as a result of the consummation of the Merger or any other transactions contemplated by the Merger Agreement.

      Upon the Merger becoming effective, the authorized share capital of the continuing public company following the Merger will consist of 750,000,000 common shares, par value $0.20. An additional 5,000,000 Preference Shares were reserved for issuance upon exercise of the Rights.

      Item 2.   Exhibits

      4. Form of Second Amendment to Rights Agreement between ADT Limited and Citibank, N.A., New York branch, as Rights Agent.



                                 SIGNATURE


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.


                                       ADT LIMITED


                                       By:    /s/ Stephen J. Ruzika
                                              -----------------------------
                                       Name:  Stephen J. Ruzika
                                       Title: Chief Financial Officer,
                                              Executive Vice President and
                                              Director


                                       Dated: July 2, 1997


                                                                     EXHIBIT 4

                             SECOND AMENDMENT
                                    to
                             RIGHTS AGREEMENT



      SECOND AMENDMENT dated as of July __, 1997 ("this Amendment") between ADT Limited, a Bermuda company limited by shares (the "Company") and Citibank, N.A., New York branch, a national banking association organized under the laws of the United States of America acting solely through its branch located at 111 Wall Street, New York, NY 10043 (the "Rights Agent").

      WHEREAS, the above-mentioned parties have previously entered into that certain Rights Agreement dated as of November 6, 1996, as amended (the "Agreement");

      WHEREAS, the Company has entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 17, 1997, among the Company, Limited Apache, Inc., a Massachusetts corporation and a direct, wholly owned subsidiary of the Company ("Merger Subsidiary"), and Tyco International Ltd., a Massachusetts corporation, ("Tyco") whereby Merger Subsidiary will merge with and into Tyco (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement;

      WHEREAS, the Board of Directors deems it desirable and in the best interests of its shareholders that the transactions contemplated by the Merger Agreement be consummated;

      WHEREAS, Section 5.03(b)(i) of the Merger Agreement provides for a Reverse Stock Split (as defined in the Merger Agreement) of the common shares of the Company;

      WHEREAS, Section 5.17 of the Merger Agreement provides that prior to the Effective Time (as defined in the Merger Agreement), the Company shall amend the Agreement to affirmatively provide that no Distribution Date shall occur and no person shall become an Acquiring Person by reason or as a result of the consummation of the Merger or any other transactions contemplated by the Merger Agreement;

      WHEREAS, such parties wish to amend the Agreement in the manner set forth below.

      NOW, THEREFORE, the parties hereto agree as follows:

      1. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Agreement, and each reference in the Agreement to "this Agreement," "hereof," "herein," "hereunder" or "hereby" and each other similar reference shall be deemed to refer to the Agreement as amended hereby. All references to the Agreement in any other agreement between or among any of the parties hereto relating to the transactions contemplated by the Agreement shall be deemed to refer to the Agreement as amended hereby.

      2. The definition of "Acquiring Person" in Section 1 is hereby amended by adding the following proviso to the end of the first paragraph of such definition:

      "; provided further that no person shall become an Acquiring Person by reason or as a result of the consummation of the Merger or any other transactions contemplated by the Merger Agreement."

      3. The definition of "Common Shares" in Section 1 is hereby amended by replacing the existing definition, in its entirety, with the following:

      ""Common Shares" means (i) prior to the effectiveness of the Reverse Stock Split (as defined in the Merger Agreement), the common shares, par value $0.10, of the Company and (ii) from and after the effectiveness of the Reverse Stock Split, the common shares of the Company, par value $0.20, as adjusted by the Reverse Stock Split; except that, when used with reference to any Person other than the Company, "Common Shares" means the capital stock of such Person with the greatest voting power, of the equity securities or other equity interest having power to control or direct the management, of such Person."

      4. The definition of "Distribution Date" in Section 1 is hereby amended by adding the following proviso to the end of such definition:

      "; provided that no Distribution Date shall occur by reason or as a result of the consummation of the Merger or any other transactions contemplated by the Merger Agreement."

      5.  The following definitions are hereby added to Section 1:

      ""Merger" means the merger of Merger Subsidiary with and into Tyco upon the terms and subject to the conditions set forth in the Merger Agreement."

      ""Merger Agreement" means the Agreement and Plan of Merger, dated as of March 17, 1997, among the Company, Merger Subsidiary and Tyco."

      ""Merger Subsidiary" means Limited Apache, Inc., a Massachusetts corporation and a direct, wholly owned subsidiary of the Company."

      ""Tyco" means Tyco International Ltd., a Massachusetts corporation."

      6. This Amendment shall be shall be governed by and construed in accordance with the laws of Bermuda.

      7. This Amendment may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

      8. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, this Amendment has been duly executed as a deed by the respective authorized officers of the parties hereto, in each case as of the day and year first above written.




                                       ADT LIMITED


THE COMMON SEAL          )             By:
OF ADT LIMITED           )                 -----------------------
was affixed to this deed )             Name: S.J. Ruzika
in the presence of:      )             Title: Director

                                       By:
                                           -----------------------
                                       Name:  M.A. Ashcroft
                                       Title: Director



                                       CITIBANK, N.A.


                                       By:
                                           -----------------------
                                       Name:  Nancy Ward
                                       Title: Vice President

                                       111 Wall Street
                                       New York, NY 10043
                                       Attention: Mark Woodward